Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
FOR IMMEDIATE RELEASE
LMI AEROSPACE UPDATES 2009 GUIDANCE
Announces Preliminary Sales for 2008
     ST. LOUIS, January 27, 2009 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced preliminary sales for 2008 and revised guidance for 2009.
     Sales for the year ended December 31, 2008, for the Aerostructures segment are expected to be $150 million, down about $17 million from previous guidance. This reduction resulted primarily from the following events:
•	$7.5 million reduction resulting from the Boeing strike which affected the last four months of 2008, $1.5 million of which was previously noted in the company’s third quarter 2008 news release. The reduction from the strike was actually $8.5 million, but was offset by new orders for the Boeing 747-8 model.
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LMI Aerospace Announces
Updated 2009 Guidance

•	$5.0 million reduction resulting from the deferral of orders from two customers on the Blackhawk helicopter. These deferrals occurred in November and December 2008 in order for customers to meet inventory reduction goals established during a period of global economic uncertainty. Purchase orders for 2009 deliveries now reflect actual customer published build rates for 2009.

•	$3.5 million in tooling sales on new projects scheduled for completion in the fourth quarter of 2008, but deferred into 2009 because of delayed release of final engineering from two customers.
     The 2008 sales of the company’s Engineering Services segment, which consists of the operations of the company’s D3 Technologies, Inc. subsidiary, are expected to be $90 million, in line with previous guidance but about $2 million below internal projections. In the fourth quarter of 2008, revenues for the D3 group declined as it was transitioning to new programs with existing customers.
     Consolidated sales for 2008 are now expected to be $239 million, net of eliminations.
     In late 2008, the company acquired the remaining 50 percent interest of a joint venture partner in a heat-treatment facility located in the company’s Mexicali plant. LMI has committed $500,000 to build an aluminum finishing and paint facility in that plant,
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LMI Aerospace Announces
Updated 2009 Guidance

which should be completed by mid-2009. In addition, the company decided to discontinue its Technical Change Associates, Inc. (TCA) lean consulting business as of December 31, 2008. LMI continues to emphasize aggressive lean manufacturing practices and will use a combination of its large internal lean group and external TCA subcontractors to continue to grow its lean resources. TCA was not profitable in 2008. No material expenses were incurred in connection with the discontinuance of the TCA operations, but the remaining intangible costs of $0.3 million associated with the 2006 acquisition of TCA will be expensed in 2008.
     “Through September 2008 we were operating consistent with our previous guidance, but a combination of the Boeing strike and the sudden change in ordering practices at some of our key customers resulted in a short-term negative impact on 2008 results,” said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace, Inc. “We have had constant communications with our customers about expected production rates in both 2009 and 2010 and, based on those discussions, we are optimistic that production rates in our three key segments will continue at pre-September 2008 rates throughout 2009. However, given the current global economic environment, we have set aggressive inventory reduction goals for 2009, reviewed our workforce at each plant and the corporate office, significantly reduced overtime premiums and other overhead charges, and have set a target of $5 million of capital expenditures for 2009, down from our previous guidance of $8 million to $10 million. These actions are designed to protect our margins and increase free cash flow in case production rates decline in coming months.”

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LMI Aerospace Announces
Updated 2009 Guidance

     In 2009, the Aerostructures segment began the year with backlog of $250 million with approximately $184 million of that due in 2009. The segment is now expected to generate net sales of $193 million to $203 million compared to previous guidance of $200 million to $210 million. The reduction in 2009 revenue is primarily due to the following:
•	$3 million in revenue related to the discontinuance of the TCA division as of December 31, 2008.

•	$4 million in revenue because of a reduction in the number of 767 winglet modification kits and leading edges required by two customers.

•	$7 million reduction in demand for machined products, primarily from a customer in the semiconductor industry.
     Additionally, LMI expects approximately $8.0 million of revenue from the recently acquired Integrated Technologies, Inc. (Intec) to partially offset these reductions.
     “Our 2009 revenue estimates do not include any new orders or new work statement that may be received during this year,” Saks said. “We have increased the shipset value on the Boeing 747-8 model to more than $1 million and expect to receive added orders on that aircraft, as well as the Blackhawk helicopter and the Gulfstream G650. Our focus on generating new orders is directed at both 2009 and 2010, given the concern that production rates may decline on legacy products, especially in the large commercial aircraft segment. Our emphasis on market diversification should help
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LMI Aerospace Announces
Updated 2009 Guidance

us, given the high shipset values we currently have on the Boeing 747-8 and 787 models and our emphasis on increasing market share in the military segment.”
     Gross margin for the Aerostructures segment for 2009 is expected to range from 26.5 percent to 27.5 percent of sales. Including the results of Intec, selling, general and administrative expenses are estimated to be $26.0 million to $27.0 million.
     The Engineering Services segment currently expects 2009 sales of between $87 million and $93 million. This sales range is net of approximately $1.0 million of sales between the two segments. Gross margins for the segment are now expected to be between 18.5 percent and 19.5 percent. Selling, general and administrative expenses are now expected to be between $8.0 million and $8.5 million, including non-cash restricted stock expense of $1.2 million and expense from amortization of intangibles of $1.2 million. The reduction in both gross profit and selling, general, and administrative expenses is due to a reclassification of approximately $1.0 million between the two categories.
     On a consolidated basis, LMI expects 2009 net sales to range between $280 million and $296 million compared to $289 million to $304 million as earlier announced. Gross margin guidance is estimated at approximately 24 percent to 25 percent and selling, general and administrative expenses between $34.0 million and $35.5 million. Planned reductions in inventory and capital expenditures, combined with lower interest rates, should result in interest expense for LMI of $1.2 million to $1.3 million,
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LMI Aerospace Announces
Updated 2009 Guidance

including interest expense related to the Intec acquisition. The effective income tax rate is expected to be approximately 36.5 percent.
     “External influences in the fourth quarter of 2008 caused us to miss our targets, but 2008 was a record year for LMI,” Saks said.  “We look forward with cautious optimism to 2009 and 2010, given our market diversification and the new work we expect to win as 2009 production rates stabilize at our key customers and new development programs continue.  Our Engineering Services segment has work on several new programs as well as derivatives of legacy models; and our Aerostructures division has been presented with numerous opportunities for new work on legacy programs as well as aircraft models being developed.”
     “We will use the next two years to develop our design build capabilities to provide even more protection against any future production rate declines we are not presently forecasting,” said Saks. “Our purchase of Intec this month, together with the continuing pursuit of a company with larger composite manufacturing capability, may enhance our prospects for developing meaningful design build projects.”
     A conference call to discuss guidance will be held on Wednesday, January 28, 2009, at 9:00 a.m. CST. To participate in the conference call, dial (800) 776-0816 approximately five minutes before the scheduled time of the call. The conference call will be hosted by Ronald S. Saks, President and CEO; Lawrence E. Dickinson, Chief Financial Officer; and Ryan Bogan, President of D3 Technologies.
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LMI Aerospace Announces
Updated 2009 Guidance

     A live web cast of the conference call can be accessed on the LMI website by going to http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link. A recording of the call will be available on the LMI website upon completion of the call.
     LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company fabricates, machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
     This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2008 and 2009, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the
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LMI Aerospace Announces
Updated 2009 Guidance

factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.

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